Exhibit 5.1

Goodwin Procter LLP

Counselors at Law

Exchange Place

Boston, MA 02109

August 4, 2006

ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, PA 15317

Re: Securities Being Registered Under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an aggregate of 6,000,000 shares (the “Shares”) of the Common Stock, par value $0.01 per share (“Common Stock”) of ANSYS, Inc., a Delaware corporation (the “Company”). All of the Shares are being registered on behalf of certain stockholders of the Company (referred to in the Registration Statement under “Selling Stockholders”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm therein and in the related prospectus under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP